Exhibit 99.1

Columbia Sportswear Company Reports Second Quarter and First Half 2020 Financial Results and Provides COVID-19 Impacts and Response Update

Second Quarter 2020 Financial Results
Lower net sales and profitability in second quarter 2020 compared to second quarter 2019 primarily reflect the negative impact of temporary store closures, including our wholesale customers' stores, and lower consumer demand resulting from the ongoing COVID-19 pandemic.

•Net sales decreased 40 percent to $316.6 million, compared to second quarter 2019.

•In the direct-to-consumer channel, e-commerce net sales increased 72 percent year-over-year, partially offsetting brick & mortar store traffic and sales trends that remained well below pre-pandemic levels.

•Loss from operations of $70.3 million, or (22.2) percent of net sales, compared to second quarter 2019 operating income of $16.4 million, or 3.1 percent of net sales.

•Net loss per share of $(0.77), compared to second quarter 2019 diluted earnings per share of $0.34.

•Cash and short-term investments totaled $476 million and total liquidity exceeded $1 billion at quarter-end.

PORTLAND, Ore. - July 30, 2020 - Columbia Sportswear Company (NASDAQ: COLM, the "Company"), a leading innovator in active outdoor lifestyle apparel, footwear, accessories and equipment, today announced second quarter 2020 financial results for the period ended June 30, 2020 and updates regarding COVID-19 impacts and the Company's response.

Chairman, President and Chief Executive Officer Tim Boyle commented, "I'm extremely proud of our team of global employees who swiftly adapted to altered work environments while maintaining efficient and productive business operations during these challenging times. Second quarter sales and profitability declines clearly reflect the global effects of the ongoing pandemic. A highlight was our outstanding e-commerce growth, which increased 72 percent year-over-year. Our financial position remains strong with $476 million in cash and short-term investments. Taken together with available credit capacity, total liquidity was greater than $1 billion exiting the quarter. It is clear that consumer interest in the outdoors has surged during the pandemic and we are well positioned to equip these adventurers with innovative products as they recreate responsibly.”

“As of today, nearly all of our global store fleet is open. We remain acutely focused on cost containment while also continuing to invest in our strategic priorities. I’m confident our global team of employees, powerful brand portfolio, strong financial position and operating discipline will all contribute to Columbia Sportswear emerging from this crisis in a stronger competitive position. Although uncertainty remains unprecedented, we expect sales volume to remain below prior year levels for the balance of the year. Absent further deterioration in trends due to the ongoing pandemic, we anticipate the second quarter will prove to be the steepest year-over-year quarterly percent decline in net sales of the year.”

“Our long-term commitment to driving sustainable and profitable growth has not changed and our strategic priorities remain to:
•drive brand awareness and sales growth through increased, focused demand creation investments;
•enhance consumer experience and digital capabilities in all our channels and geographies;
•expand and improve global direct-to-consumer operations with supporting processes and systems; and

•invest in our people and optimize our organization across our portfolio of brands."

CFO's Commentary Available Online

For a detailed review of the Company's second quarter 2020 financial results and additional updates relating to the COVID-19 pandemic, please refer to the CFO Commentary exhibit furnished to the Securities and Exchange Commission (the "SEC") on a Current Report on Form 8-K and published on the Investor Relations section of the Company's website at http://investor.columbia.com/results.cfm at approximately 4:15 p.m. ET today. Analysts and investors are encouraged to review this commentary prior to participating in our conference call.

COVID-19 Update

Entering the second quarter, the vast majority of owned stores across the U.S., Europe, Japan and Canada were closed due to the pandemic, in addition to many of the Company's wholesale customers’ and international distributors' doors. Store reopening timelines in these markets varied by region and predominately occurred within the May and June timeframe. Exiting the quarter, nearly all of the Company's owned stores were open globally. Based on cost-containment actions and lower variable expenses, the Company remains on track to lower 2020 operating expenses by more than $100 million, in comparison to last year, before any related one-time costs. The Company continues to evaluate further actions to right size the ongoing expense structure in 2021 and beyond. Although uncertainty remains unprecedented, the Company expects sales volume to stay below prior year levels for the balance of the year. Absent further deterioration in trends due to the ongoing pandemic, the second quarter is expected to be the steepest year-over-year quarterly percent decline in net sales of the year. Please reference the CFO Commentary exhibit for a detailed review of COVID-19 pandemic related issues.
Second Quarter 2020 Financial Results
(All comparisons are between second quarter 2020 and second quarter 2019, unless otherwise noted.)

Net sales decreased 40 percent to $316.6 million, from $526.2 million for the comparable period in 2019.

Gross margin contracted 200 basis points to 46.2 percent of net sales, from 48.2 percent of net sales for the comparable period in 2019.

SG&A expenses decreased 10 percent to $217.7 million, or 68.7 percent of net sales, from $240.8 million, or 45.8 percent of net sales, for the comparable period in 2019.

Loss from operations of $70.3 million, or (22.2) percent of net sales, from operating income of $16.4 million, or 3.1 percent of net sales, for the comparable period in 2019.

Net loss of $50.7 million, or $(0.77) per share, from net income of $23.0 million, or $0.34 per diluted share, for the comparable period in 2019.

First Half 2020 Financial Results
(All comparisons are between first half 2020 and first half 2019, unless otherwise noted.)

Net sales decreased 25 percent to $884.8 million, from $1,180.8 million for the comparable period in 2019.

Gross margin contracted 280 basis points to 47.2 percent of net sales, from 50.0 percent of net sales for the comparable period in 2019.

SG&A expenses were essentially flat at $494.5 million, or 55.9 percent of net sales, compared to $492.5 million, or 41.7 percent of net sales, for the comparable period in 2019.

Loss from operations was $72.3 million, or (8.2) percent of net sales, from operating income of $104.3 million, or 8.8 percent of net sales, for the comparable period in 2019.

Net loss of $50.5 million, or $(0.76) per share, compared to net income of $97.2 million, or $1.41 per diluted share, for the comparable period in 2019.

Balance Sheet as of June 30, 2020

Cash, cash equivalents and short-term investments totaled $475.8 million, compared to $524.3 million at June 30, 2019.

Short-term borrowings totaled $2.8 million. There were no short-term borrowings at June 30, 2019.

Including cash, cash equivalents and short-term investments and available credit capacity, total liquidity exceeded $1 billion at quarter-end.
Inventories increased 7 percent to $806.9 million, compared to $756.4 million at June 30, 2019.

Share Repurchases for the Six Months Ended June 30, 2020

In first quarter 2020, the Company repurchased 1,557,184 shares of common stock for an aggregate of $132.9 million, or an average price per share of $85.34. The Company did not repurchase shares during second quarter 2020.

At June 30, 2020, $82.2 million remained available under the current stock repurchase authorization. As previously announced, the Company has suspended share repurchases as part of a broader capital preservation effort resulting from the pandemic. Management may resume share repurchases in the future at any time, depending upon market conditions, the Company's capital needs and other factors.

Quarterly Cash Dividend

As previously announced, the Company’s Board of Directors has suspended quarterly cash dividends as part of a broader capital preservation effort resulting from the pandemic. The Company's Board of Directors will continue to evaluate potential for future dividend distributions.

Conference Call

The Company will hold its second quarter 2020 conference call at 5:00 p.m. ET today. Dial (877) 407-9205 to participate. The call will also be webcast live on the Investor Relations section of the Company's website at http://investor.columbia.com.

Third Quarter 2020 Reporting Date

Columbia Sportswear Company plans to report third quarter 2020 financial results on Thursday, October 29, 2020 at approximately 4:00 p.m. ET.

Supplemental Financial Information

Since Columbia Sportswear Company is a global company, the comparability of its operating results reported in United States dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the United States dollar. To supplement financial information reported in accordance with GAAP, the Company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into United States dollars. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP financial measure useful by reviewing our net sales results without the volatility in foreign currency exchange rates. This non-GAAP financial measure also facilitates management's internal comparisons to our historical net sales results and comparisons to competitors' net sales results.

The non-GAAP financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See the "Reconciliation of GAAP to Non-GAAP Financial Measures" table included herein. The non-GAAP financial measures presented may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the Company’s expectations, anticipations or beliefs about sales volumes and net sales for fiscal year 2020. Forward-looking statements often use words such as "will," "anticipate," "estimate," "expect," "should," "may" and other words and terms of similar meaning or reference future dates. The Company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the Company, including reports on Form 8-K. Potential risks and uncertainties include those relating to the spread of COVID-19, the severity of the disease, the duration of the COVID-19 pandemic and any spikes, actions that may be taken to contain the pandemic or to treat its impact, and economic slowdowns that have and may continue to result from the pandemic. The Company cautions that forward-looking statements are inherently less reliable than historical information. The Company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the Company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About Columbia Sportswear Company

Columbia Sportswear Company has assembled a portfolio of brands for active lives, making it a leader in the global active outdoor lifestyle apparel, footwear, accessories, and equipment industry. Founded in 1938 in Portland, Oregon, the Company's brands are today sold in approximately 90 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hardwear®, SOREL® and prAna® brands. To learn more, please visit the Company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.prana.com.

Contact:
Andrew Burns, CFA
Director of Investor Relations and Competitive Intelligence
Columbia Sportswear Company
(503) 985-4112
aburns@columbia.com

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,
(in thousands)	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents	$474,793	$386,150
Short-term investments	975	138,198
Accounts receivable, net	217,536	280,641
Inventories	806,887	756,378
Prepaid expenses and other current assets	102,574	100,800
Total current assets	1,602,765	1,662,167
Property, plant, and equipment, net	328,904	312,948
Operating lease right-of-use assets	365,521	368,856
Intangible assets, net	122,105	125,085
Goodwill	68,594	68,594
Deferred income taxes	73,395	82,418
Other non-current assets	61,113	42,379
Total assets	$2,622,397	$2,662,447
LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	$2,789	$—
Accounts payable	255,702	309,945
Accrued liabilities	203,827	200,816
Operating lease liabilities	70,916	60,804
Income taxes payable	2,594	6,416
Total current liabilities	535,828	577,981
Non-current operating lease liabilities	347,967	345,063
Income taxes payable	48,863	53,216
Deferred income taxes	7,942	8,518
Other long-term liabilities	28,968	22,475
Total liabilities	969,568	1,007,253
Shareholders' equity	1,652,829	1,655,194
Total liabilities and shareholders' equity	$2,622,397	$2,662,447

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2020	2019	2020	2019
Net sales	$316,611	$526,210	$884,839	$1,180,818
Cost of sales	170,381	272,619	466,895	590,498
Gross profit	146,230	253,591	417,944	590,320
	46.2%	48.2%	47.2%	50.0%

Selling, general and administrative expenses	217,652	240,763	494,472	492,518
Net licensing income	1,122	3,537	4,241	6,521
Income (loss) from operations	(70,300)	16,365	(72,287)	104,323
Interest income (expense), net	(805)	2,571	1,008	5,971
Other non-operating income, net	935	1,032	2,673	1,478
Income (loss) before income tax	(70,170)	19,968	(68,606)	111,772
Income tax benefit (expense)	19,463	3,061	18,112	(14,566)
Net income (loss)	$(50,707)	$23,029	$(50,494)	$97,206

Earnings (loss) per share:
Basic	$(0.77)	$0.34	$(0.76)	$1.43
Diluted	$(0.77)	$0.34	$(0.76)	$1.41
Weighted average shares outstanding:
Basic	66,135	67,930	66,553	68,109
Diluted	66,135	68,560	66,553	68,825

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
(In thousands)	2020	2019
Cash flows from operating activities:
Net income (loss)	$(50,494)	$97,206
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, amortization and non-cash lease expense	65,924	57,487
Provision for uncollectible accounts receivable	22,815	(2,146)
Loss on disposal or impairment of property, plant, and equipment, and right-of-use assets	8,800	1,599
Deferred income taxes	4,362	(4,338)
Stock-based compensation	7,712	8,781
Changes in operating assets and liabilities:
Accounts receivable	244,112	171,777
Inventories	(202,646)	(232,117)
Prepaid expenses and other current assets	(3,199)	(21,815)
Other assets	(14,596)	(4,830)
Accounts payable	3,397	41,469
Accrued liabilities	(89,323)	(75,360)
Income taxes payable	(12,633)	(13,967)
Operating lease assets and liabilities	(26,264)	(27,068)
Other liabilities	4,757	5,919
Net cash provided by (used in) operating activities	(37,276)	2,597
Cash flows from investing activities:
Purchases of short-term investments	(35,045)	(181,257)
Sales and maturities of short-term investments	36,631	308,501
Capital expenditures	(20,959)	(50,800)
Net cash provided by (used in) investing activities	(19,373)	76,444
Cash flows from financing activities:
Proceeds from credit facilities	375,759	23,208
Repayments on credit facilities	(373,390)	(23,208)
Payment of line of credit issuance fees	(1,674)	—
Proceeds from issuance of common stock related to stock-based compensation	1,987	11,286
Tax payments related to stock-based compensation	(4,304)	(5,589)
Repurchase of common stock	(132,889)	(100,293)
Purchase of non-controlling interest	—	(17,880)
Cash dividends paid	(17,195)	(32,686)
Net cash used in financing activities	(151,706)	(145,162)
Net effect of exchange rate changes on cash	(2,861)	476
Net decrease in cash and cash equivalents	(211,216)	(65,645)
Cash and cash equivalents, beginning of period	686,009	451,795
Cash and cash equivalents, end of period	$474,793	$386,150
Supplemental disclosures of non-cash investing and financing activities:
Property, plant and equipment acquired through increase in liabilities	$2,414	$9,524

COLUMBIA SPORTSWEAR COMPANY
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Sales Growth - Constant-currency Basis
(Unaudited)

	Three Months Ended June 30,
	Reported Net Sales	Adjust for Foreign Currency	Constant-currency Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(In millions, except percentage changes)	2020	Translation	2020(1)	2019	% Change	% Change(1)
Geographical Net Sales:
United States	$183.2	$—	$183.2	$315.5	(42)%	(42)%
LAAP	67.4	1.9	69.3	101.6	(34)%	(32)%
EMEA	58.3	0.5	58.8	91.6	(36)%	(36)%
Canada	7.7	0.4	8.1	17.5	(56)%	(54)%
Total	$316.6	$2.8	$319.4	$526.2	(40)%	(39)%

Brand Net Sales:
Columbia	$265.8	$2.5	$268.3	$454.9	(42)%	(41)%
SOREL	13.3	0.1	13.4	15.1	(12)%	(11)%
prAna	27.7	—	27.7	38.7	(28)%	(28)%
Mountain Hardwear	9.8	0.2	10.0	17.5	(44)%	(43)%
Total	$316.6	$2.8	$319.4	$526.2	(40)%	(39)%

Product Category Net Sales:
Apparel, Accessories and Equipment	$243.8	$2.0	$245.8	$432.2	(44)%	(43)%
Footwear	72.8	0.8	73.6	94.0	(23)%	(22)%
Total	$316.6	$2.8	$319.4	$526.2	(40)%	(39)%

Channel Net Sales:
Wholesale	$159.9	$1.3	$161.2	$296.2	(46)%	(46)%
DTC	156.7	1.5	158.2	230.0	(32)%	(31)%
Total	$316.6	$2.8	$319.4	$526.2	(40)%	(39)%
(1) Constant-currency net sales information is a non-GAAP financial measure that excludes the effect of changes in foreign currency exchange rates against the United States dollar between comparable reporting periods. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year.

COLUMBIA SPORTSWEAR COMPANY
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Sales Growth - Constant-currency Basis
(Unaudited)

	Six Months Ended June 30,
	Reported Net Sales	Adjust for Foreign Currency	Constant-currency Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(In millions, except percentage changes)	2020	Translation	2020(1)	2019	% Change	% Change(1)
Geographical Net Sales:
United States	$559.1	$—	$559.1	$727.7	(23)%	(23)%
LAAP	170.0	3.3	173.3	234.5	(28)%	(26)%
EMEA	114.1	1.9	116.0	162.9	(30)%	(29)%
Canada	41.6	(0.1)	41.5	55.7	(25)%	(25)%
Total	$884.8	$5.1	$889.9	$1,180.8	(25)%	(25)%

Brand Net Sales:
Columbia	$737.5	$4.8	$742.3	$1,007.1	(27)%	(26)%
SOREL	52.0	0.1	52.1	54.6	(5)%	(5)%
prAna	64.2	—	64.2	79.9	(20)%	(20)%
Mountain Hardwear	31.1	0.2	31.3	39.2	(21)%	(20)%
Total	$884.8	$5.1	$889.9	$1,180.8	(25)%	(25)%

Product Category Net Sales:
Apparel, Accessories and Equipment	$696.0	$3.6	$699.6	$958.2	(27)%	(27)%
Footwear	188.8	1.5	190.3	222.6	(15)%	(15)%
Total	$884.8	$5.1	$889.9	$1,180.8	(25)%	(25)%

Channel Net Sales:
Wholesale	$485.8	$2.6	$488.4	$659.4	(26)%	(26)%
DTC	399.0	2.5	401.5	521.4	(23)%	(23)%
Total	$884.8	$5.1	$889.9	$1,180.8	(25)%	(25)%
(1) Constant-currency net sales information is a non-GAAP financial measure that excludes the effect of changes in foreign currency exchange rates against the United States dollar between comparable reporting periods. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year.